EXHIBIT 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is dated August 12, 2008, effective as of July 25, 2008, by and between BioBalance LLC, a Delaware limited liability company ("Company"), and The Meister Group, LLC, a New York limited liability company ("Consultant").

1. Consultancy; Term. Company hereby retains Consultant, and Consultant hereby accepts such retention, commencing as of the date of this Agreement and continuing until July 31, 2009 (the “Term”).

2. Services. Consultant shall serve as a consultant to Company and its affiliates in the areas of product development and funding, interacting with the Company’s scientific advisers regarding product studies, assistance with recruiting and personnel and other relevant areas of Consultant’s expertise (the "Field"). During the Term of this Agreement, Consultant shall be available to perform services in the Field, during business hours and at other reasonable times, as may be requested by Company and agreed to by Consultant; provided that, Consultant shall be available to perform services for not less than ten (10) days per calendar month during the Term of this Agreement. The Consultant shall provide the Company with progress reports with respect to his work hereunder in reasonable detail as requested by the Company. Consultant represents and warrants to Company that, at all times during the Term of this Agreement, 100% of the membership interest of Consultant shall be owned of record and beneficially by Yitz Grossman.

3. Compensation.

3.1 Consulting Fee; Expenses. During the Term of this Agreement, Company will pay Consultant a consulting fee (the “Base Fee”) at the annual rate of One Hundred Eighty Thousand Dollars ($180,000), payable in equal monthly installments commencing on August 1, 2008. In addition, Company will reimburse Consultant for reasonable expenses approved in writing in advance by Company.

3.2 Incentive Fee. In addition to the Base Fee, Consultant shall be eligible to receive an incentive fee (“Incentive Fee”) equal to the lesser of (A) (i) the amount by which the Fair Market Value of the Company determined as of the Determination Date (as defined below) exceeds the Fair Market Value of the Company as of the date hereof, multiplied by (ii) 33-1/3%, and (B) One Hundred Eighty Thousand Dollars ($180,000).

The “Determination Date” shall mean (i) the date of consummation of an Equity Event (as defined in Section 3.4 below) or (ii) if there has been no Equity Event during the Term, the last day of the Term.

The Incentive Fee, if due and payable, shall be paid to Consultant no later than ten (10) days after the Determination Date.

3.3 Original Fair Market Value. Solely for purposes of this Section 3, the parties have agreed that the Fair Market Value of the Company as of the date hereof is Six Hundred Twenty Eight Thousand and Fifty Six Dollars ($628,056), as reported in the Form 10-K of New York Health Care, Inc. for the year ended December 31, 2007, representing the remaining net carrying value of the intellectual property of The BioBalance Corporation after recording impairment losses.

3.4 Valuation. Solely for purposes of this Section 3, the Fair Market Value of the Company as of the Determination Date shall be the valuation of the Company determined on the basis of either (i) an equity investment in the Company during the Term by an unaffiliated third party in a bona fide financing round that values the Company at more than $628,056, or (ii) a sale of all or substantially all of the membership interests or assets of the Company to an unaffiliated third party for total consideration in excess of $628,056 (each of the foregoing events referred to as an “Equity Event”). If no such equity investment or sale was made during the Term, the Fair Market Value of the Company shall be the price that could be obtained from an unaffiliated willing buyer on an arms’-length basis as of the last day of the Term, as determined in by an independent appraiser mutually acceptable to, and unaffiliated with, the Company or the Consultant, whose appraisal costs shall be paid by shared equally by Consultant and the Company (such determination referred to as the “Appraisal”).

4. Other Engagements. During the Term of this Agreement, unless otherwise consented to by the Company, which consent shall not be unreasonably withheld, Consultant, which, for purposes of this Section 4, shall include Yitz Grossman and his affiliates, shall not engage or participate in, or assist, advise or be connected with (whether as an owner, partner, shareholder, consultant, director, officer or employee), any activity or business which competes with the Company, including without limitation, any business engaged in the development, manufacture, and/or sale of probiotic products or other products performing functions similar to ProBactrix®. Except as provided above, Consultant may be engaged, during the Term hereof, by one or more third parties so long as Consultant promptly notifies Company of the name of such third party and the nature of the services to be performed for such third party. Consultant represents that Consultant is not and shall not become a party to any agreement that conflicts with Consultant's duties hereunder. Consultant shall use his best efforts to segregate work done under this Agreement from work performed for any third party, so as to minimize any questions of disclosure or ownership of rights concerning any Work Product or Confidential Information. Consultant shall not knowingly disclose to Company any inventions, trade secrets, or other information of third parties that Consultant does not have the right to disclose and that Company is not free to use without liability.

5. Nonsolicitation. During the Term of this Agreement and for a period of two (2) years thereafter, Consultant agrees (i) not to solicit or otherwise recruit (for himself or for any person or entity) any employee of Company or its affiliates, (ii) not to interfere with any business relationship of Company or its affiliates (including without limitation relationships with consultants), and (iii) to refrain from making any disparaging remarks concerning Company or its affiliates or their respective businesses.

6. Ownership of Work Product. "Work Product”" shall mean any ideas, inventions, original works of authorship, developments, improvements, or processes, solely or jointly conceived, developed or reduced to practice by Consultant, which arise out of, relate to or result from the services rendered under this Agreement. Consultant hereby assigns to Company all of Consultant's right, title and interest in and to any Work Product (including without limitation all intellectual property rights associated therewith) and acknowledges and agrees that such Work Product is the sole and exclusive property of Company. Consultant further acknowledges that all original works of authorship defined as “Work Product” which are protectable by copyright are “works made for hire” within the meaning of Title 17 of the United States Code. Consultant shall make prompt full written disclosure to Company of any Work Product. Consultant shall, at Company's request and expense, execute documents and perform such acts as Company may deem necessary, to confirm in Company, all right, title and interest throughout the world, in and to any Work Product, and all patents, copyrights and other applicable statutory protections thereon, and to enable and assist Company in procuring, maintaining, enforcing and defending patents, copyrights and other statutory protections throughout the world on any such Work Product. Consultant agrees to maintain adequate and current written records (in such format as may be specified by Company) of any conception, development or reduction to practice of any Work Product and all such written records will be available to and remain the sole property of Company at all times.

In furtherance and not in limitation of the foregoing, upon disclosure of each Work Product to the Company pursuant to this Agreement, Consultant will, at the request and cost of the Company sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may deem necessary or desirable: (a) to apply for, obtain and vest in the name of the Company alone letters patent, copyrights, trademark registrations or other analogous protection in any country throughout the world and when so obtained or vested to renew, extend and restore the same; and (b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation or cancellation of such letters patent, copyright, trademark registration or other analogous protection.

In the event that the Company is unable, after reasonable effort, to secure Consultant’s signature on any application, assignment, or other document or instrument relating to letters patent, copyright, trademark or other analogous protection relating to a Work Product, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, trademark or other analogous protection thereon with the same legal force and effect as if executed by Consultant.

7. Confidentiality. Consultant agrees that during the Term of this Agreement and thereafter, Consultant shall not disclose without the prior written consent of Company, any Company Confidential Information. "Confidential Information" means all confidential information and/or trade secrets relating to the business of Company or its affiliates, including without limitation, information concerning the management, business, operations, technology, products or business plans of Company or its affiliates. Confidential Information shall not include information that Consultant can demonstrate (i) has become part of the public domain except by fault of Consultant, (ii) Consultant already possessed prior to its disclosure to Consultant by Company, or (iii) Consultant learned from a third party source having no duty of confidentiality to Company.

8. Termination.

8.1 Notwithstanding anything to the contrary in this Agreement, the Company may, at its option, at any time, terminate this Agreement for Cause. For purposes of this Agreement, “Cause” shall mean (a) Consultant’s conviction of, guilty or no contest plea to, or confession of guilt of, any felony or any other crime involving theft, fraud or moral turpitude; (b) an act or omission by Consultant in connection with the services or this Agreement that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, willful misconduct or other conduct that is materially harmful or detrimental to the Company or any of its members, managers or employees; (c) a material breach by Consultant of this Agreement which breach Consultant shall fail to remedy within fifteen (15) days after written demand from the Company, other than a breach by Consultant of any term of any of Sections 4 through 7, which shall have no cure period; or (d) a continuing failure by Consultant to perform such services as are assigned to Consultant by the Company in accordance with this Agreement, which failure Consultant shall fail to remedy within fifteen (15) days after written demand from the Company; . In addition, in the event of Consultant’s death, this Agreement shall terminate and be of no further force or effect as of the date of death.

8.2 All disputes relating solely to the Company’s termination of Consultant for “Cause” under Section 8.1(c) or 8.1(d) of this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect. The arbitration hearing shall be held in New York City, New York and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rule of the American Arbitration Association pursuant to its rules on selection of arbitrators. Any award or decision rendered in such arbitration shall be final and binding on the parties, and judgment may be entered thereon in any court of competent jurisdiction. The prevailing party in the arbitration shall be entitled to reimbursement of its reasonable attorneys’ fees, and the parties shall use all reasonable efforts to keep arbitration costs to a minimum.

8.3 In the event that this Agreement is terminated by the Company for Cause or Consultant voluntarily terminates his consultancy hereunder, (i) the Company shall pay to Consultant, in accordance with the Company’s regular practices, an amount equal to any unpaid but earned Base Fee through the date of termination and, if such termination occurs following the consummation of an Equity Event, an amount equal to any unpaid but earned Incentive Fee, (ii) the Company shall reimburse Consultant for any unpaid business expenses pursuant to Section 3.1 (each of (i) and (ii) above are subject to Consultant’s compliance with the restrictive covenants contained herein, such that the breach by Consultant of any provision of the restrictive covenants contained herein shall result in a forfeiture of all of the above), and thereafter the Company shall have no further obligations to Consultant hereunder.

9 No Conflict. The Consultant represents and warrants to the Company that Consultant is free to be engaged by the Company upon the terms contained in this Agreement and that there are no consulting agreements, employment contracts, restrictive covenants or other agreements or fiduciary obligations preventing or interfering with in any manner whatsoever the full performance of the Consultant’s duties hereunder.

10. Miscellaneous.

10.1. Not an Employee. Consultant is an independent contractor and is not an employee or agent of Company. Consultant shall be solely responsible for all obligations and reports covering Social Security, Unemployment Insurance, Workers’ Compensation, Income Tax and other taxes and assessment, reports and deductions that may be applicable or required by any federal, state or local law with respect to the services provided hereunder by Consultant.

10.2 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the parties hereto; provided that, Consultant may not assign any rights or obligations hereunder without Company’s prior written consent (which may be withheld in Company’s sole discretion).

10.3 Severability. If any provision of this Agreement is deemed invalid, all other provisions shall remain in full force and effect.

10.4 Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

10.5 Entire Agreement. This Agreement contains the entire agreement of the parties concerning its subject matter. This Agreement supersedes all prior discussions, negotiations, promises, and agreements. This Agreement can be amended or modified only in a subsequent written document signed by the parties.

10.6 Notices. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by United States mail, and shall be deemed to have given when personally served or deposited in the United States mail with first class postage prepaid and properly addressed to the last known address of the Consultant or Company.

10.7 Applicable Law; Jurisdiction. This Agreement is entered into and executed in the State of New York and shall be governed by the laws of such State, without reference to the principles of conflicts of law thereof. The parties hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in New York County in any action or proceeding (judicial, administrative or otherwise) arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York County state or federal court. The parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereby agree to and accept personal jurisdiction and to the service of process by mail at such party’s principle place of business or residence, as applicable, in connection with any such action or proceeding.

10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.9 Headings. The paragraph and subparagraph headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.10 Further Assurances. Each of the parties shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated by this Agreement.

10.11 Attorneys' Fees. In the event that either party commences arbitration or legal action in connection with this Agreement, the prevailing party shall be entitled to its attorneys' fees, costs and expenses incurred in such action.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONSULTANT:	COMPANY:

THE MEISTER GROUP, LLC	BIOBALANCE LLC

By:/s/Yitz Grossman	/s/Murry Englard

Name: Yitz Grossman	Name: Murry Englard

Title: President	Title: Chief Executive Officer